EXHIBIT 3

STANDSTILL AGREEMENT

This Standstill Agreement (including the exhibits hereto, this “Agreement”) is entered into as of June 13, 2024 by and among Saba Capital Management, L.P. (“Saba”), Invesco Pennsylvania Value Municipal Income Trust (the “Fund”) and Invesco Advisers, Inc. (the “Adviser,” and together with Saba and the Fund, the “Parties”, and each individually, a “Party”).

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Adviser serves as the Fund's investment adviser pursuant to an investment advisory agreement between the Fund and the Adviser; and

WHEREAS, as of the close of business on June 13, 2024, Saba is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of, in the aggregate, 2,883,105 common shares of beneficial interest of the Fund, without par value (the “Common Shares”), which Common Shares are legally owned by (x) one or more private funds or accounts managed by Saba (such funds or accounts, existing on the date hereof or hereafter, the “Saba Private Funds”) and (y) one or more investment companies registered under the 1940 Act managed by Saba (such registered investment companies, existing on the date hereof or hereafter, the “Saba RICs”).  Notwithstanding anything herein to the contrary, the Saba RICs are not a party to, are not restricted by and are not governed by the terms and provisions of this Agreement and nothing in this Agreement shall restrict Saba from acting on behalf of the Saba RICs in accordance with its duties as investment adviser to the Saba RICs.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Tender Offer by the Fund.  On the basis of the representations, warranties, agreements and undertakings set forth herein and subject to performance by each Party of its respective agreements and undertakings hereunder and to the conditions set forth in Section 2 hereof:

1.1 The Fund shall conduct a tender offer to purchase for cash 25% (the "Maximum Amount") of its outstanding Common Shares (the "Tender Offer").  The Tender Offer shall include the following terms:

(a) (i) all shareholders shall have the opportunity to tender some or all of their Common Shares at a price equal to 99% of the Fund's net asset value per share ("NAV") as determined as of the close of the regular trading session of the New York Stock Exchange (the "NYSE") on the trading day after the expiration or closing date of the Tender Offer or, if the Tender Offer is extended, on the trading day after the day to which the Tender Offer is extended; (ii) the Fund shall purchase Common Shares tendered and not withdrawn on a prorated basis up to the Maximum Amount, if greater than the Maximum Amount of Common Shares are properly tendered and not properly withdrawn; (iii) if less than the Maximum Amount of Common Shares have been properly tendered and not withdrawn, then the Fund shall only be obligated to purchase such amount of Common Shares actually tendered; and (iv) the consideration to be paid by the Fund for Common Shares purchased under the Tender Offer shall consist solely of cash.

(b) the Tender Offer shall be commenced not earlier than October 31, 2024 and (subject to Section 2.2 hereof) not later than November 8, 2024;

(c) the Tender Offer shall expire or close on the twentieth (20th) business day after its commencement and the Fund shall pay for any of the Common Shares tendered in such Tender Offer not later than the seventh (7th) business day after the expiration or closing of the Tender Offer (such date of payment, the "Tender Offer Payment Date");

(d) the Tender Offer shall not provide for preferential treatment for any shareholders of the Fund; and

(e) the Tender Offer shall require odd lot tenders to be subject to the same proration terms as tenders of 100 Common Shares or more.

1.2 Other than in connection with regularly scheduled distributions under a dividend reinvestment policy, the Fund shall not issue any Common Shares or any securities exchangeable or convertible into Common Shares prior to the Tender Offer Payment Date.

1.3 The Fund shall not effectuate, or propose to shareholders for approval any proposal or plan to effectuate, a merger, consolidation or reorganization with or involving another investment company registered under the 1940 Act prior to the Tender Offer Payment Date (whether or not the Fund is the surviving company).

1.4 Saba shall tender all of the Common Shares then beneficially owned by Saba and legally owned by Saba and the Saba Private Funds, including any Affiliates (as defined below), in the Tender Offer and shall refrain from purchasing additional shares of the Fund until the Tender Offer Payment Date.

Section 2. Conditions to Fund's Obligation to Conduct Tender Offer.

2.1 The Fund's obligation to conduct or to continue the Tender Offer pursuant to Section 1.1 hereof shall be subject to the satisfaction of the conditions set forth in subsections (a) through (c) below and the Fund's obligation to comply with the undertakings set forth in Sections 1.2 and 1.3 hereof shall be subject to the satisfaction of the condition set forth in subsection (c) below:

(a) the commencement of the Tender Offer or the acceptance of tenders of the Common Shares in connection therewith shall not, as determined by the Fund in good faith, (i) result in the delisting of the Fund's shares from the NYSE or (ii) impair the Fund's status as a regulated investment company under the Internal Revenue Code of 1986, as amended (which would make the Fund a taxable entity, causing the Fund's income to be taxed at the fund level in addition to the taxation of shareholders who receive distributions from the Fund);

(b) there shall not be any (i) legal or regulatory action or proceeding instituted or threatened in writing challenging the Tender Offer, (ii) suspension of, or limitation on prices for, trading securities generally on the NYSE or other national securities exchange or (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State; and

(c) (i) on or prior to June 18, 2024, Saba and any relevant Affiliates thereof shall have withdrawn all proposals existing on the date of this Agreement to nominate one or more candidates to serve as trustees on the Boards of Trustees of the Fund (the "Board", and such proposals, the "Nomination Proposals") and (ii) Saba and any Affiliates thereof shall not have commenced any additional Nomination Proposals.

2.2 In the event of a delay in, or a determination not to conduct or to discontinue, the Tender Offer pursuant to either Section 2.1(a) or Section 2.1(b) hereof, the Fund will provide prompt written notice to Saba of such delay or determination, in each case, together with a detailed analysis of the reason for such delay or determination and reasonable support therefor.  In the event of a delay pursuant to either Section 2.1(a) or Section 2.1(b) hereof, the Fund will commence the Tender Offer as soon as practicable and not later than twenty (20) days after the termination of such delaying event.

Section 3. Agreements of Saba.

3.1 Saba covenants and agrees that during the period from the date of this Agreement through the date that is the earliest of (i) the day following the date on which the Fund's 2025 annual meeting of shareholders is held or December 31, 2025, whichever is earlier, (ii) such date that the Fund determines not to conduct or to discontinue (but for the avoidance of doubt not merely to delay) the Tender Offer for any reason other than as a result of the failure of the condition in Section 2.1(c) hereof to be satisfied and (iii) January 10, 2025, if the Tender Offer Payment Date has not occurred on or prior to that date for any reason (including because of a delay pursuant to either Section 2.1(a) or Section 2.1(b) hereof) other than as a result of the failure of the condition in Section 2.1(c) hereof to be satisfied (the "Effective Period"), it will not, and will cause its affiliates and its and their principals, directors, general partners, members, officers, employees, agents, "affiliated persons" (as defined in the 1940 Act but which, for purposes of this Agreement, shall (x) exclude the Saba RICs but (y) include (without limitation) any account or other pooled investment vehicle now or in the future managed, advised or sub-advised by Saba or its affiliated persons) and representatives that are under Saba's control, and any other persons controlled by or under common control with Saba, Saba Capital Management GP, LLC or Boaz R. Weinstein (such other persons, excluding the Saba RICs, "Affiliates"), not to, directly or indirectly, alone or in concert with others (including by directing, requesting or suggesting that any other person take any action), effect, seek, offer, engage in or propose (whether publicly or otherwise and whether or not subject to conditions) or cause, participate in or act to cause or assist any other person to effect, seek, offer, engage in or propose (whether publicly or otherwise and whether or not subject to conditions), unless specifically contemplated otherwise by this Agreement or specifically permitted in writing in advance by the Fund and the Adviser, any of following with respect to the Fund:

(a) any "solicitation" of "proxies" or become a "participant" in any such "solicitation" as such terms are defined in Regulation 14A under the Exchange Act, including any otherwise exempt solicitation pursuant to clause (iv) of Rule 14a-1(l)(2) and any otherwise exempt solicitation pursuant to Rule 14a-2(b), in each case, with respect to securities of the Fund (including, without limitation, any solicitation of consents to act by written consent or call a special meeting of shareholders);

(b) knowingly encourage or advise any person or knowingly assist or act to assist any person in so encouraging or advising any person with respect to the giving or withholding of any proxy, consent or other authority to vote (other than such encouragement or advice that is consistent with management's recommendation with respect to the Fund in connection with the relevant matter or encouragement or advice solely among Saba and its Affiliates);

(c) form, join or in any way participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder) (other than a group that consists solely of Saba and its Affiliates) with respect to the securities of the Fund;

(d) deposit any securities of the Fund in any voting trust or subject any securities of the Fund to any arrangement or agreement with respect to the voting of the securities of the Fund, including, without limitation, lending any securities of the Fund to any person or entity for the purpose of allowing such person or entity to vote such securities in connection with any shareholder vote or consent of the Fund, other than any such voting trust, arrangement or agreement solely among Saba and its Affiliates;

(e) seek, alone or in concert with others, election or appointment to, or representation on, the Board, or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, or knowingly encourage any such actions specifically with regard to the Fund;

(f) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Fund (pursuant to Rule 14a-8 under the Exchange Act or otherwise), or take any action (other than as required by this Agreement) with respect to any shareholder proposal or written consent submitted prior to the date of this Agreement or during the Effective Period;

(g) make a request for a shareholder list or other books and records of the Fund under Delaware law or any other statutory or regulatory provision;

(h) seek to control or influence the Fund, the Adviser, the Board or the management, policies or affairs of the Fund;

(i) institute, solicit, knowingly assist in or join any litigation, arbitration or other proceeding against or involving the Fund or any of the current or former trustees or officers  of the Fund (including derivative actions); provided, however, that for the avoidance of doubt the foregoing shall not prevent Saba or its Affiliates from (i) instituting litigation to enforce the provisions of this Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Fund against Saba or its Affiliates, (iii) instituting litigation to enforce its rights with respect to claims that arise out of acts or omissions that occur after the date of this Agreement or (iv) responding to or complying with a validly issued legal process;

(j) make any public statement or public proposal with respect to (i) any change in the number, term or classification of trustees or the filling of any vacancies on the Board, (ii) any change in the capitalization, share purchase program, dividend policy or distribution policy of the Fund, (iii) any other material change in the Fund's management, business or corporate structure or (iv) any waiver, amendment or modification to the Declaration of Trust or Bylaws of the Fund or the Fund's investment management agreements;

(k) enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advise, knowingly assist or knowingly encourage others to take any action with respect to any of the foregoing; or

(l) publicly request (i) that the Fund, the Board or any of their respective representatives amend or waive any provision of this Section 3 (including this Section 3.1(l)) or (ii) the Board to specifically invite Saba or any of its Affiliates to take any of the actions prohibited by this Section 3.1.

Notwithstanding the foregoing, (A) nothing in this Section 3.1 shall be deemed to prohibit Saba and its Affiliates from communicating privately with the trustees, officers and advisors of the Fund (including the Adviser) so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any Party or (B) for the avoidance of doubt, if any Saba RIC has purchased or otherwise acquired voting securities of the Fund, such Saba RIC may vote such securities in the same proportion as the vote of all other holders of such security ("Mirror Voting") in accordance with the proxy voting policy of such Saba RIC; provided, however, this subclause (B) shall be without prejudice to any of the obligations and undertakings of Saba under this Section 3.1.

3.2 Saba further covenants and agrees that during the Effective Period, it will, and will cause each of its Affiliates to:

(a) appear by proxy or otherwise at any annual or special meeting of shareholders of the Fund and cause all Common Shares and other voting securities of the Fund it beneficially owns as of the record date for such meeting to be counted as present thereat for purposes of a quorum;

(b) vote or cause to be voted at any annual or special meeting of shareholders of the Fund all such shares it beneficially owns as of the record date for such meeting (i) in favor of election of the Board's trustee nominees, (ii) against any proposal made in opposition to, or in competition or inconsistent with, the recommendation of the Board regarding the election of the Board's trustee nominees or a shareholder proposal submitted to the Fund pursuant to Rule 14a-8 of the Exchange Act or otherwise and (iii) in accordance with the Board's recommendations on any other matter submitted to the Fund's shareholders; and

(c) subject to applicable law and in compliance with Saba's documented compliance policies, use best efforts to sell any Common Shares in the secondary market if the trading price of the Common Shares is at or above 99% of NAV.

Notwithstanding the foregoing, (A) Saba shall have no obligations under Section 3.2(a) or 3.2(b) hereof in connection with any solicitation of votes, consents or approvals of shareholders of the Fund with respect to a transaction, proposal or arrangement that would violate the Fund's agreements and undertakings in this Agreement and (B) for the avoidance of doubt, if any Saba RIC has purchased or otherwise acquired voting securities of the Fund, such Saba RIC may Mirror Vote such securities in accordance with the proxy voting policy of such Saba RIC.

3.3 If Saba or any Affiliate lends any Common Shares or other voting securities of the Fund to any third party, Saba shall recall, or cause its Affiliate to recall, any such stock loan in advance of the record date for any vote of or consent by the shareholders of the Fund so that Saba or such Affiliate shall have full voting rights with respect to all such shares.

3.4 Upon the written request of the Fund, which shall be made no more frequently than once each fiscal year of the Fund, Saba will notify the Fund in writing of the number of Common Shares or other voting securities of the Fund beneficially owned by it and its Affiliates.

Section 4. Representation and Warranties.

4.1 Saba represents and warrants as follows:

(a) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

(b) It has the power and authority to execute, deliver and perform and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(c) This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against it in accordance with its terms.

(d) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it.

(e) All governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(f) As of the date hereof, it beneficially owns, directly or indirectly, and has the power to vote, all the Common Shares as described in the recitals to this Agreement (except for any Common Shares legally owned by any Saba RIC), and its and its Affiliates ownership of Common Shares has at all times complied with applicable provisions of the 1940 Act.

(g) As of the date hereof, neither Saba nor any of its Affiliates is a party to any derivative transactions, including without limitation any swap or hedging transactions or other derivative agreement, or any securities lending or short sale arrangements, of any nature with respect to the Common Shares.

4.2 Each of the Fund and the Adviser represents and warrants as follows:

(a) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

(b) It has the power and authority to execute, deliver and perform and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(c) This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against it in accordance with its terms.

(d) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it.

(e) All governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

4.3 The Fund further represents and warrants that the Board, including a majority of the trustees who are not "interested persons" (within the meaning of Section 2(a)(19) of the 1940 Act) of the Fund, has approved the execution, delivery and performance of this Agreement by and on behalf of the Fund.

Section 5. Publicity.

5.1 No later than one business day following the date of this Agreement, the Fund shall issue one press release substantially in the form attached as Exhibit A (the "Fund Press Release"), Saba shall issue one press release substantially in the form attached as Exhibit B (the "Saba Press Release" and, together with the Fund Press Release, the "Press Releases"), and no Party shall make any public statement inconsistent with the Press Releases during the Effective Period in connection with the announcement of this Agreement.  No Party shall issue additional press releases in connection with this Agreement or the actions contemplated hereby without the prior written consent of the other Parties; provided, however, that nothing in this Agreement shall prevent (a) any Party from taking any action required by any governmental or regulatory authority (except to the extent such requirement arose by discretionary acts by such Party), including without limitation any statements, filings, notices or announcements made in the context of an issuer tender offer conducted under Section 13(e)(1) of, or pursuant to Schedule TO under, the Exchange Act, (b) any Party from making any factual statement that is required in any compelled testimony or production of information, either by legal process, by subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over such Party or as otherwise legally required and (c) subject to Section 7 hereof, any Party from communicating privately with its respective investors, prospective investors and governance boards regarding the terms of this Agreement.

5.2 Saba shall promptly prepare and file with the U.S. Securities and Exchange Commission ("SEC") an amendment to its Schedule 13D in respect of the Fund reporting the entry into this Agreement (which amendment will not contain any statement inconsistent with the Press Releases and the Item 4 disclosure set forth therein will be in a form materially consistent with a draft previously provided to the Fund).  Saba shall also file a copy of this Agreement or a summary thereof as an exhibit to the Schedule 13D amendment.

Section 6. Termination.

6.1 This Agreement shall remain in full force and effect through and including the earliest of:

(a) the last day of the Effective Period;

(b) such other date as may be established by mutual written agreement of the Fund, Saba and the Adviser; and

(c) the tenth (10th) business day after written notice by Saba to the Fund advising of a material breach of this Agreement by the Fund, if such breach has not been cured or remedied on or prior to such day; provided, however, that Saba is not in material breach of this Agreement at the time such notice is given.

6.2 Section 8 hereof will survive the termination of this Agreement.  No termination pursuant to Section 6.1 hereof shall relieve any Party from liability for any breach of this Agreement prior to such termination.

Section 7. No Disparagement.  During the Effective Period, the Fund, the Adviser and Saba shall each refrain from making, and shall cause their respective affiliates and its and their respective principals, directors, trustees, members, general partners, officers, agents, advisors and employees ("Related Parties") not to make or cause to be made, any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise, whether true or false, disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (a) in the case of statements or announcements by Saba or its Related Parties: (i) the Fund, (ii) the Adviser, Invesco Ltd. or any of Invesco Ltd.'s direct or indirect subsidiaries (the "Invesco Entities") (in each case solely as such statements or announcements relate to the Invesco Entities' sponsoring, advising or providing services to the Fund) or (iii) any of their respective current or former principals, directors, trustees, members, general partners, officers or employees (in each case solely as such statements or announcements relate to their sponsoring, advising or providing services to, or their positions with, the Fund) and (b) in the case of statements or announcements by the Fund or the Adviser: Saba, its Affiliates or any of their respective current or former principals, directors, members, general partners, officers or employees (in each case, solely as such statements or announcements relate to the investments of Saba or the Saba Private Funds in, or their dealings, relationships or arrangements with, the Fund).  With respect to Saba and its Related Parties, the foregoing non-disparagement undertaking shall include, without limitation, any statements or announcements regarding the strategy, operations, performance, products or services of the Fund or of the Invesco Entities (in each case solely as they relate to sponsoring, advising or providing services to the Fund).

Section 8. Miscellaneous.

8.1 Specific Performance. Each Party hereby acknowledges and agrees that irreparable harm will occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties will be entitled to seek specific performance hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court situated in New York County, New York, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.  All rights and remedies under this Agreement are cumulative, not exclusive and will be in addition to all rights and remedies available to any Party at law or in equity.

8.2 Jurisdiction; Venue; Waiver of Jury Trial. The Parties hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the state or federal courts situated in New York County, New York for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby, in the state or federal courts situated in New York County, New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each of the Parties waives all right to trial by jury in any action, suit, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

8.3 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof.  This Agreement supersedes all previous negotiations, representations and discussions by the Parties concerning the subject matter hereof, and integrates the whole of all of their agreements and understandings concerning the same.  No prior oral representations or undertakings concerning the subject matter hereof will operate to amend, supersede or replace any of the terms or conditions set forth in this Agreement, nor will they be relied upon.

8.4 Section Headings. Descriptive headings of sections of this Agreement are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

8.5 Notices. All notices, requests, instructions and other communications provided for herein and all legal process in regard hereto will be validly given, made or served if in writing and sent by email, with a copy by personal delivery, certified mail, return receipt requested, or overnight courier service to:

If to the Fund, to:

1331 Spring Street NW

Suite 2500

Atlanta, GA 30309

Attention: Legal Department

Email: melanie.ringold@invesco.com

With a copy to (which copy shall not constitute notice):

Stradley Ronon Stevens & Young, LLP

2005 Market Street, Suite 2600

Philadelphia, PA 19103-7018

Attention: Bruce G. Leto

Email: BLeto@stradley.com

With a copy to (which copy shall not constitute notice):

Sidley Austin LLP

787 7th Avenue

New York, NY 10019

Attention: Nathan Greene / Reuben Zaramian

Email: ngreene@sidley.com / rzaramian@sidley.com

If to Saba, to:

Saba Capital Management, L.P.

405 Lexington Avenue, 58th Floor

New York, NY 10174

Attention: Michael D'Angelo

Email: Michael. D'Angelo@sabacapital.com

8.6 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction.  In addition, the Parties agree to use their reasonable commercial efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

8.7 Expenses. All attorneys' fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the Party incurring such fees, costs or expenses.

8.8 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

8.9 Binding Effect; No Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties and those categories of persons specifically enumerated herein, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.  No Party to this Agreement may, directly or indirectly, assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily or by operation of law) without the prior written consent of the other Parties.  Any such attempted assignment or delegation will be null and void.

8.10 Amendments; Waivers. No provision of this Agreement may be amended other than by an instrument in writing signed by the Parties, and no provision hereof may be waived other than by an instrument in writing signed by the Party against whom enforcement is sought.

8.11 Receipt of Adequate Information; No Reliance; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied, not contained in this Agreement and that it has been represented by counsel in connection with this Agreement.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party by reason of the foregoing shall have no application and is expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

8.12 Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by email or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Invesco Pennsylvania Value Municipal Income Trust

Name: Melanie Ringold Title: Secretary, Chief Legal Officer and Senior Vice President

Invesco Advisers, Inc.

Name: Melanie Ringold
Title: Senior Vice President and Secretary

Saba Capital Management, L.P.

Name: Michael D'Angelo
Title: General Counsel

Exhibit A

Press Release For immediate release
Invesco Trust for Investment Grade New York Municipals and Invesco Pennsylvania Value Municipal Income Trust Announce Tender Offers CONTACT: Closed-End Funds; 1-800-341-2929

ATLANTA, June [XX], 2024 - Invesco Trust for Investment Grade New York Municipals (VTN) and Invesco Pennsylvania Value Municipal Income Trust (VPV) (each, a "Fund"; together, the "Funds") announced today plans to commence tender offers.

Each Fund will conduct a cash tender offer for 25% of its outstanding common shares at a price equal to 99% of the Fund's net asset value (NAV) per share.  Each Fund's tender offer will commence not earlier than October 31, 2024 and not later than November 8, 2024.  Each Fund will repurchase shares tendered and accepted in the tender offer in exchange for cash.  In the event a tender offer is oversubscribed, shares will be repurchased by the relevant Fund on a pro rata basis.

The commencement of the tender offer by each Fund results from a Standstill Agreement with Saba Capital Management, L.P. ("Saba") pursuant to which Saba has agreed to be bound by, and to cause certain of its affiliates to comply with, certain standstill covenants.

The Funds have been advised that Saba will file a copy of each Agreement with the U.S. Securities and Exchange Commission ("SEC") as an exhibit to its relevant Schedule 13D.

TENDER OFFER STATEMENT

The above statements are not intended to constitute an offer to participate in a tender offer.  Information about each Fund's tender offer, including its commencement, will be announced through future press releases.  Shareholders of a Fund will be notified in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, either by publication or mailing or both.  Each Fund's tender offer will be made only by an offer to purchase, a related letter of transmittal and other documents to be filed with the SEC.  Shareholders of a Fund should read the relevant offer to purchase and tender offer statement and related exhibits when those documents are filed and become available, as they will contain important information about the Fund's tender offer.  These and other filed documents will be available to investors for free both at the website of the SEC and from the relevant Fund.

_____________________________________

For more information, call 1-800-341-2929.

This communication is not intended to, and shall not, constitute an offer to purchase or sell shares of any of the Invesco Funds, including either Fund.

About Invesco Ltd.

Invesco Ltd. is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life.  Our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities.  With offices in more than 20 countries, Invesco managed $1.66 trillion in assets on behalf of clients worldwide as of March 31, 2024.  For more information, visit www.invesco.com.

Invesco Distributors, Inc. is the U.S. distributor for Invesco Ltd.'s retail products.  Invesco Advisers, Inc. is an investment adviser; it provides investment advisory services to individual and institutional clients and does not sell securities.  Each entity is a wholly owned indirect subsidiary of Invesco Ltd.

Note:  There is no assurance that a closed-end fund will achieve its investment objective.  Common shares are bought on the secondary market and may trade at a discount or premium to NAV.  Regular brokerage commissions apply.

NOT A DEPOSIT l NOT FDIC INSURED l NOT GUARANTEED BY THE BANK | MAY LOSE VALUE | NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

Exhibit B

Saba Capital Reaches Agreement with Two Invesco Closed-End Funds

Invesco Pennsylvania Value Municipal Income Trust and Invesco Trust for Investment Grade New York
Municipals to Each Commence Cash Tender Offers for 25% of Their Shares at 99% of NAV

NEW YORK--(BUSINESS WIRE)--Saba Capital Management, L.P. (together with certain of its affiliates, "Saba" or "we"), today announced that it has entered into a standstill agreement with each of the following funds advised by Invesco Advisers, Inc.: Invesco Pennsylvania Value Municipal Income Trust (NYSE: VPV) and Invesco Trust for Investment Grade New York Municipals (NYSE: VTN) (collectively, the "Invesco Funds").

Under the terms of the agreements, the Invesco Funds will each commence tender offers to purchase a maximum of 25% of their outstanding common shares in cash. The tender offers provide all shareholders the opportunity to tender some or all of their common shares at a price equal to 99% of the Invesco Funds' net asset value per share as determined as of the close of the regular trading session of the New York Stock Exchange on the next trading day after the expiration or closing date of the tender offers, or, if the tender offers are extended, on the next trading day after the day to which the tender offers are extended. The tender offers shall be commenced no earlier than October 31, 2024, and no later than November 8, 2024.

The terms of the agreements also provide for Saba rescinding its proposal to nominate candidates to serve on the Invesco Funds' Boards of Trustees (the "Boards") and voting in accordance with the Boards' recommendations on matters submitted to shareholders during its standstill period. Pursuant to the agreements, Saba has also agreed to tender all of its common shares of the Invesco Funds in the tender offers.

About Saba Capital

Saba Capital Management, L.P. is a global alternative asset management firm that seeks to deliver superior risk-adjusted returns for a diverse group of clients. Founded in 2009 by Boaz Weinstein, Saba is a pioneer of credit relative value strategies and capital structure arbitrage. Saba is headquartered in New York City. Learn more at www.sabacapital.com.

Contacts

Longacre Square Partners
Charlotte Kiaie / Kate Sylvester, 646-386-0091
ckiaie@longacresquare.com / ksylvester@longacresquare.com

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